EXHIBIT 1




               6-7/8% DEBENTURES DUE October 15, 2026

                     SECURITIES RESOLUTION NO. 2
                                    OF
                  CONSOLIDATED NATURAL GAS COMPANY


            The actions described below are taken by the Board (as such term is defined in the Indenture referred to below) of CONSOLIDATED NATURAL GAS COMPANY (the "Company") pursuant to resolutions adopted as of February 16, 1994, February 21, 1995 and April 9, 1996 and Section 2.01 of the Indenture dated as of April 1, 1995 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee. Terms used herein and not defined have the same meaning as in the Indenture.

            RESOLVED, that the new series of Securities is autho-rized as follows:

            1. The title of the series is 6-7/8% Debentures Due October 15, 2026 ("6-7/8% Debentures").

            2. The form of the 6-7/8% Debentures shall be sub-stantially in the form of Exhibit 1 hereto.

            3. The 6-7/8% Debentures shall have the terms set forth in Exhibit 1.

            4. The 6-7/8% Debentures shall have such other terms as are set forth in Exhibit 2 hereto.

            5. The 6-7/8% Debentures shall be sold to the underwriters named in the Prospectus Supplement dated
October 16, 1996 on the following terms:

                              Price to Public:  100.875%
                              Underwriting Discount:  0.548%

            This Securities Resolution shall be effective as of October 16, 1996.













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      Unless this certificate is presented by an autho-
      rized representative of The Depository Trust Com-pany, a New York corporation ("DTC"), to the Com-pany or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized repre-sentative of DTC (and any payment is made to Cede
      & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANS-
      FER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR
      OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. R-1                                                        $150,000,000

                  CONSOLIDATED NATURAL GAS COMPANY
               6-7/8% Debentures Due October 15, 2026


CONSOLIDATED NATURAL GAS COMPANY
promises to pay to Cede & Co.

or registered assigns
the principal sum of One Hundred Fifty Million Dollars on October 15, 2026

Interest Payment Dates:       April 15 and October 15
         Record Dates:        April 1 and October 1


                                          Dated:  October 21, 1996

UNITED STATES TRUST                 CONSOLIDATED NATURAL GAS
  COMPANY OF NEW YORK                  COMPANY
Transfer Agent and Paying
Agent



                                      By:
                                         ------------------------------
                                            Chairman of the Board
This is the Global Debenture
referred to in the within-
mentioned Indenture:

UNITED STATES TRUST COMPANY           (CORPORATE SEAL)
  OF NEW YORK                         Attest:
Trustee, by


_____________________________         ___________________________________
Authorized Signature                  Secretary






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                  CONSOLIDATED NATURAL GAS COMPANY
               6-7/8% Debentures Due October 15, 2026


1.    Interest.

            Consolidated Natural Gas Company (the "Company"), a Delaware corporation, promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually on April 15 and October 15 of each year commencing April 15, 1997. Interest on the Securi-ties will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from October 21, 1996. Interest will be com-puted on the basis of a 360-day year of twelve 30-day months.

2.    Method of Payment.

            The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise pro-vided in the Indenture. Holders must surrender Secu-rities to a Paying Agent to collect principal pay-ments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder's registered address.

3.    Securities Agents.

            Initially, United States Trust Company of New York, 770 Broadway, New York, New York 10003, will act as Paying Agent, Transfer Agent and Registrar. The Com-pany may change any Paying Agent, Transfer Agent or Registrar without notice. The Company or any Affili-ate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.

4.    Indenture.

            The Company issued the securities of this series (the "Securities") under an Indenture dated as of April 1, 1995 ("Indenture") between the Company and United States Trust Company of New York ("Trustee"). The terms of the Securities include those stated in the Indenture and in the Securities Resolution creating the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code

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                                    -2-



            Sections 77aaa-77bbbb). Securityholders are referred to the Indenture, the Securities Resolution and the Act for a statement of such terms.

5.    Redemption.

            The Securities will not be redeemable at the option of the Company prior to maturity.

6.    Purchase by the Company at the Option of the
            Securityholder.

            Subject to the terms of the Indenture and the Securi-ties Resolution, the Company shall become obligated on October 15, 2006 (the "Purchase Date") to purchase for cash, at the option of the Securityholder, the Securities held by such Securityholder for a purchase price of 100% of the principal amount thereof plus accrued interest to the Purchase Date (the "Purchase Price").

            To elect to have a Security purchased by the Company, a Securityholder must (1) complete and sign the Option of Holder to Elect Purchase on the back of the Security or a similar notice (a "Purchase Notice") and (2) surrender the Security to the Paying Agent.
            A Securityholder may elect to have the Company pur-chase a portion of a Security if the portion is $1,000 or an integral multiple thereof.

            Securityholders have the right to withdraw a Purchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provi-sions of the Indenture and the Securities Resolution.

            No Security may be purchased if there has occurred or is continuing an Event of Default (other than a default in the payment of the Purchase Price with respect to such Security).

            If cash sufficient to pay the Purchase Price of all Securities or portions thereof to be purchased as of the Purchase Date is deposited with the Paying Agent on the business day following the Purchase Date, interest ceases to accrue on such Securities (or por-tions thereof) on and after the Purchase Date, and the Securityholder thereof shall have no other rights as such (other than the right to receive the Purchase Price upon surrender of the Security).

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7.    Denominations, Transfer, Exchange.

            The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorse-ments and transfer documents and to pay any taxes and fees required by law or the Indenture.

8.    Persons Deemed Owners.

            The registered holder of a Security may be treated as its owner for all purposes.

9.    Amendments and Waivers.

            Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the Securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.

            Without the consent of any Securityholder, the Inden-ture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

10.   Restrictive Covenants.

            The Securities are unsecured general obligations of the Company limited to $150,000,000 principal amount. The Indenture does not limit other unsecured debt.
            It does limit certain mortgages and sale-leaseback transactions if the property or asset mortgaged or leased is used for, or related to, the transmission, distribution, exploration or production of natural gas. The limitations are subject to a number of important qualifications and exceptions.

11.   Successors.



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                                    -4-



            When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

12.   Defeasance Prior to Maturity.

            Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to maturity. U.S. Government Obli-gations are securities backed by the full faith and credit of the United States of America or certifi-cates representing an ownership interest in such Obligations.

13.   Defaults and Remedies.

            An Event of Default includes: default for 60 days in payment of interest on the Securities; default in payment of principal on the Securities; default by the Company for a specified period after notice to it in the performance of any of its other agreements applicable to the Securities; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.

            Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that with-holding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

14.   Trustee Dealings with Company.

            United States Trust Company of New York, the Trustee under the Indenture, in its individual or any other

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                                    -5-



            capacity, may make loans to, accept deposits from, and perform services for the Company or its Affili-ates, and may otherwise deal with those persons, as if it were not Trustee.

15.   No Recourse Against Others.

            A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Secu-rity waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

16.   Authentication.

            This Security shall not be valid until authenticated by a manual signature of the Trustee.

17.   Abbreviations.

            Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors
            Act).

      The Company will furnish to any Securityholder upon writ-ten request and without charge a copy of the Indenture and the Securities Resolution, which contains the text of this
      Security in larger type.  Requests may be made to:   Sec-
      retary, Consolidated Natural Gas Company, CNG Tower, Pittsburgh, Pennsylvania 15222-3199.